Schedule A
to the Operating Expenses Limitation Agreement

(as amended on September 20, 2012 to add Logan Capital Long/Short Fund)

Advisors Series Trust Fund and Share Class	Operating Expense Limit as a Percentage of Average Daily Net Assets
Logan Capital International Fund
Investor Class	1.50%
Institutional Class	1.25%
Logan Capital Large Cap Core Fund
Investor Class	1.50%
Institutional Class	1.25%
Logan Capital Large Cap Growth Fund
Investor Class	1.50%
Institutional Class	1.25%
Logan Capital Small Cap Core Fund
Investor Class	1.50%
Institutional Class	1.25%
Logan Capital Long/Short Fund
Investor Class	2.50%
Institutional Class	2.25%

ADVISORS SERIES TRUST	LOGAN CAPITAL MANAGEMENT, INC.
on behalf of the Funds listed on Schedule A

By: /s/Douglas G. Hess	By: /s/Al Besse
Name: Douglas G. Hess	Name: Al Besse
Title: President	Title: President